Exhibit 10.1

Jupiter Resources, Inc.
Vancouver, British Columbia
Canada

March 27, 2009

John Greenwood
NatProv Holdings, Inc.
Harbour House, Second Floor
Waterfront Drive
P.O. Box 972, Road Town,
Tortola, British Virgin Islands

Dear Mr. Greenwood:

Re:Letter of intent

This Letter of Intent (the "Letter") sets forth the principal terms and conditions of a proposed transaction (the "Transaction") pursuant to which Jupiter Resources, Inc. (the "Buyer") will purchase 100% of the issued and outstanding common share capital and/or equity (the "Shares") of NatProv Holdings, Inc. (the "Company"), a British Virgin Islands corporation, from you (the "Seller"). All references herein to "dollars" or "$" shall mean United States dollars.

1.            The Purchase Price and Payment. The total purchase price to be paid by the Buyer to the

Seller shall be 50,000 shares of preferred non-voting stock (the "Preferred")
of the Buyer, such Preferred to have the following terms:

    (a)    Par Value: $1,000.00 per share.

    (b)   Dividends. Holders of the Preferred shall participate equally with holders of the Common Stock in any dividends and distributions;

(c)   Conversion. The Preferred will be convertible into Common Stock of the Buyer at any time at the holder's option on 10 days notice to Buyer, at the average closing market price of the Buyer's Common Stock for the 30 trading days prior to the notice being given;

    (d)    Call Feature: The Preferred may not be called by the Buyer;

    (e)    Liquidation. The Preferred Stock will receive preference in bankruptcy or liquidation. The buyer may not issue additional any new shares without approval of the Holders of the Preferred.

2.            Definitive Agreement and Closing Conditions. The Transaction is subject to the negotiation, execution and delivery of a mutually acceptable definitive agreement between the Buyer and the Seller providing for the consummation of the Transaction (the "Definitive Agreement") substantially on the terms described herein and containing representations, warranties, covenants, indemnities and other terms and conditions customary in such transactional agreements. In connection therewith, the parties agree that the Definitive Agreement shall, inter alia, contain the following provisions and closing conditions:

(a)    On the Closing Date, the Company shall have no indebtedness for money borrowed, and will have no other obligations payable to the Seller or other employees of the Company and the Buyer shall have no indebtedness for money borrowed, and will have no other obligations payable to its shareholders or employees;

 (b)   The Buyer shall have conducted and shall be satisfied with the results of its legal, financial and commercial due diligence investigation of the Company;

(c)    The Buyer shall have 60 days following execution of the Letter (the "Due Diligence Period") to conduct its business, financial, legal and other due diligence investigation with respect to the Company and its business (the "Due Diligence Investigation").

(d)   Unless the Buyer shall advise the Seller prior to the expiration of the Due Diligence Period that it has elected not to proceed with the Transaction, subject to receipt of the regulatory' approvals described below, the Buyer and the Seller shall consummate the Transaction within 90 days after the date of execution of the Definitive Agreement;

    (e)    All regulatory filings, consents and approvals shall have been obtained;

(f)    Closing of the Transaction shall be subject to the absence of any material adverse change in the operations, assets, results of operations, or condition, financial or otherwise, of the Company or the Buyer through the Closing Date.

3.            Timing of Transaction; Conduct of Company.

    (a)    We anticipate that the timing of the transaction will be as follows:

           (i)      Execution of Definitive Agreement with completed Exhibits and Schedules— May 26, 2009;

                          (ii)  Completion of Due Diligence Investigation — May 26, 2009;

  (iii)     Closing Date — August 26, 2009; provided, that in the event any necessary regulatory approvals require a longer time to approve the  change of control of the Company, either party may extend the date of closing (the "Closing Date") through December 31, 2009.

    (b)    During the term of this Letter the Company will continue to conduct its business only in the ordinary course.

4.            Negotiations. Upon execution of this Letter and subject to the conditions hereof, the

Buyer and the Seller agree to negotiate, in good faith, the further terms and conditions to be embodied in the Definitive Agreement, schedules and exhibits. The parties will use their commercially reasonable efforts to obtain any necessary' shareholder and regulatory approvals as may be agreed to and set forth in the Definitive Agreement.

5.            Access. Upon the execution of any confidentiality agreement reasonably requested by the Buyer and/or the Seller and in accordance with the provisions of such confidentiality agreement, and continuing until the termination hereof in accordance with the provisions of Section 9, the Seller will provide the Buyer and its representatives and agents reasonable access (during normal business hours and after reasonable advance notice) to the books, records, facilities and representatives of the Company in order to enable the Buyer and its representatives to expeditiously complete its Due Diligence Investigation of the Company. The Buyer agrees that it and its representatives will hold in confidence any confidential or proprietary information or materials of the Company, the Seller or their affiliates, obtained in the course of such Due Diligence Investigation in accordance with the provisions of the confidentiality agreements referred to above.

6.            Public Announcement. Except as may be required by applicable law, each party agrees that such party shall not make or issue any public statement or announcement with respect to the Transaction or this Letter without the prior consent of the other parties. Nothing contained herein shall prohibit the Buyer, the Seller or their affiliates or representatives from communicating with existing lenders, affiliates, counterparties in pending transactions and advisors.

7.            Expenses. All expenses incident to the Transaction, whether or not the Transaction is consummated, will be borne exclusively by the party incurring the expenses, including any expenses incurred prior to the date hereof, as well as those incurred after the date hereof.

8.            Notices. Any notice or communication required or permitted hereunder must be in writing and sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) United States registered or certified mail, postage prepaid, or (d) telecopy (provided that the telecopy is confirmed by mail in the manner previously described), to the applicable parties at addresses, telephone numbers and email addresses to be furnished by each of the Buyer and the Seller to the other party hereto. Or to such other address or to the attention of such other person as the applicable party hereafter designates by written notice sent in accordance herewith. Any such notice or communication will be deemed to have been given either at the time of personal delivery or, in the case of delivery by service or mail, as of the date of delivery at the address and in the manner provided herein, or, in the case of telecopy, on receipt.

9.            Term. This Letter will terminate on the earlier of: (a) May 26, 2009; (b) the execution and delivery by the parties hereto of the Definitive Agreement; or (c) the execution and delivery by the parties hereto of a mutual consent to terminate this Letter. If this Letter is terminated, the parties will be relieved from all their obligations hereunder or related hereto and neither party will have any further obligation hereunder to the other party, except that the last sentence of Section 5 and the provisions of Sections 6 through 1 l will survive any termination of this Letter.

10.            Governing Law. This Letter will be governed by and construed in accordance with the laws of the State of California, United States, excluding any conflicts of laws provisions that would render the law of another jurisdiction applicable. Any and all disputes between the parties that may arise pursuant to this Agreement shall be brought in a San Francisco Superior Court located in San Francisco, California. The parties hereto consent to the in personum jurisdiction of such court for any such action or proceeding.

11.           Counterparts; Facsimile or Electronic Execution. This Letter may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute one and the same document. This Letter may be executed by facsimile transmission or by emailing of a scanned counterpart, which signatures shall have the same binding effect as original signatures.

12.            Limited Binding Effect. Each party hereto understands and agrees that this Letter, with the exception of the last sentence of Section 5, and Sections 6 through 11 and this Section 12 (which are binding upon the parties), does not constitute a binding agreement between the parties or an agreement to agree with respect to any Transaction, and neither of the parties or any affiliate, officer, director, employee, financial advisor, agent, member, or other representative of either of the parties will have any liability with respect hereto, except as provided in any of the aforementioned binding provisions. Except for an action for breach of any of the aforementioned binding provisions, neither party hereto will bring any claim against any other party or against any other party's affiliates, officers, directors, employees, financial advisors, agents, members, or other representatives based on this Letter as a result of any failure to agree on or enter into a Definitive Agreement. It is understood that a binding agreement providing for the Transaction will only exist following the parties' execution and delivery of the Definitive Agreement. Under no circumstances will any oral understanding between the parties or any of their respective affiliates with respect to the Transaction (or any such other transaction or series of transactions) be a binding contract. The provisions of this Letter will be subject to and superseded by the final, definitive terms of the duly executed and delivered Definitive Agreement.

If this Letter accurately sets forth your understanding of the Transaction, please so indicate by returning one fully executed copy of this Letter to the undersigned.

Very truly yours,

JUPITER RESOURCES, INC.

By:
Name: Dacey George Roney, President

ACCEPTED AND AGREED TO,
This 27th day of March 2009:

SELLER

/s/: J. Greenwood
J. Greenwood